Exhibit 99

 Dillard's, Inc. Announces Share Repurchase Program and Cash Dividend

    LITTLE ROCK, Ark.--(BUSINESS WIRE)--May 24, 2005--Dillard's, Inc. (NYSE:DDS) (the "Company" or "Dillard's") today announced that the board of directors has authorized the Company to repurchase up to $200 million of its Class A Common Stock. The new open-ended authorization permits the Company to repurchase its Class A Common Stock in the open market or through privately negotiated transactions.
    Dillard's has substantially completed share repurchases authorized under its existing $200 million share repurchase plan, which was approved by the board of directors in May of 2000.
    The board of directors declared a cash dividend of 4 cents per share on the Class A and Class B Common Stock of the Company payable August 1, 2005 to shareholders of record as of June 30, 2005.

    CONTACT: Dillard's, Inc., Little Rock
             Julie J. Bull, 501-376-5965